Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2015 RESULTS;
ANNOUNCES 2016 OUTLOOK
HOUSTON, March 15, 2016 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the fourth quarter and year ended December 31, 2015, and outlook for 2016.
LINN Energy reported the following fourth quarter and full-year 2015 results:

•	Average daily production of approximately 1,134 MMcfe/d for the fourth quarter 2015 and full-year 2015 production of approximately 1,188 MMcfe/d;

•
Total revenues of approximately $647 million for the fourth quarter 2015, which includes gains on oil and natural gas derivatives of approximately $274 million; and full-year 2015 total revenues of approximately $2.9 billion, which includes gains on oil and natural gas derivatives of approximately $1.1 billion;

•	Lease operating expenses of approximately $150 million, or $1.44 per Mcfe, for the fourth quarter 2015 and approximately $618 million, or $1.42 per Mcfe for the full-year 2015;

•
Net loss of approximately $2.5 billion, or $7.05 per unit, for the fourth quarter 2015, which includes non-cash impairment charges of approximately $3.0 billion, or $8.63 per unit, non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $83 million, or $0.24 per unit, and non-cash gains on extinguishment of debt of approximately $506 million, or $1.44 per unit. For full-year 2015, the Company reported a net loss of approximately $4.8 billion, or $13.87 per unit, which includes non-cash impairment charges of approximately $5.8 billion, or $16.93 per unit, non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $154 million, or $0.45 per unit, non-cash gains on extinguishment of debt of approximately $719 million, or $2.09 per unit, and gains on sale of assets and other of approximately $197 million, or $0.57 per unit;

•
For the fourth quarter 2015, after discretionary adjustments considered by the Board of Directors, the Company had an excess of approximately $223 million of net cash provided by operating activities after funding its interest costs and total oil and natural gas development costs (“excess cash”); and for the full-year 2015, including distributions paid through September 2015, the Company had excess cash of approximately $368 million (see Schedule 1);

•	Estimated net positive mark-to-market hedge book value of approximately $1.8 billion as of December 31, 2015; and

•
Non-cash impairment of long-lived assets of approximately $3.0 billion for the fourth quarter 2015 and approximately $5.8 billion for the full-year 2015, primarily driven by lower commodity prices, changes in expected capital development and a decline in the Company’s estimates of proved reserves.

The Company highlighted the following significant 2015 accomplishments:

•	Reduced total debt, excluding interest payable on second lien notes, by approximately $1.9 billion;

•	Achieved combined cost reductions in lease operating expenses, general and administrative expenses, interest costs and capital costs of over $300 million on an annualized basis; and

•	Funded full-year 2015 total oil and natural gas capital expenditures, along with distributions paid through September 2015, from net cash provided by operating activities.
“I am pleased with the strong operational results the Company generated for the fourth quarter and full-year 2015,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “We were able to achieve significant cost savings and continued to operate our asset base efficiently through the outstanding work of our employees and support from our vendors, suppliers and partners.”
Going Concern Audit Reports
Based on current estimates and expectations for commodity prices in 2016, LINN does not expect to remain in compliance with all of the restrictive covenants contained in its credit facilities throughout 2016 unless those requirements are waived or amended. As a result, indebtedness under the credit facilities could, after the expiration of any grace period and at the election of a majority of the lenders under the credit facilities, be accelerated and become immediately due and payable. The uncertainty associated with LINN’s ability to meet its obligations as they become due raises substantial doubt about the Company’s ability to continue as a going concern. The report of LINN’s independent registered public accounting firm that accompanies its audited consolidated financial statements in LINN’s Annual Report on Form 10-K contains an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.
As of December 31, 2015, LinnCo had income taxes payable of approximately $30 million and cash of approximately $11 million. Its only significant asset is its interest in LINN and its cash flow, which was historically used to pay dividends to LinnCo shareholders, is completely dependent upon the ability of LINN to make distributions to its unitholders. In October 2015, LINN suspended the payment of its distribution. The uncertainty associated with LinnCo’s ability to meet its obligations as they become due raises substantial doubt about its ability to continue as a going concern. The report of LinnCo’s independent registered public accounting firm that accompanies its audited financial statements in LinnCo’s Annual Report on Form 10-K contains an explanatory paragraph regarding the substantial doubt about LinnCo’s ability to continue as a going concern.
Strategic Alternatives Related to the Company’s Capital Structure
LINN’s Board of Directors and management are in the process of evaluating strategic alternatives to help strengthen its balance sheet and maximize the value of the Company. As part of this process, LINN has elected to exercise its 30-day grace period with respect to interest payments due March 15, 2016 of approximately $30 million on its 7.75% senior notes due February 2021, approximately $12 million on its 6.50% senior notes due September 2021 and approximately $18 million on the Berry Petroleum Company, LLC (“Berry”) senior notes due September 2022. If LINN fails to make the interest payments within the 30-day grace period and is otherwise unable to obtain a waiver or other suitable relief from the holders under the indentures governing the senior notes prior to the expiration of the 30-day grace period, the default under the indentures will mature into an event of default, allowing the noteholders to accelerate the outstanding indebtedness under the senior notes.
“We are continuing to work with our advisors to review a full range of strategic alternatives to reduce the Company’s overall debt,” said Mr. Ellis. “In addition, we have been in discussions with certain lenders in an effort to reach a mutually agreeable resolution and remain focused on right sizing the balance sheet in order to position the Company for long-term success.”
LINN does not intend to make any future announcements concerning this process unless and until the Company otherwise determines that disclosures are necessary or appropriate. As previously announced, LINN has retained Lazard as its financial advisor and Kirkland & Ellis LLP as its legal advisor to assist the Board of Directors and management team with the strategic review process.
2016 Oil and Natural Gas Capital Budget and Guidance Overview
LINN has approved a 2016 capital budget of approximately $340 million. The 2016 budget includes $250 million of oil and natural gas capital expenditures, which represents a 44 percent reduction from approximately $450 million spent to develop oil and natural gas properties in 2015. LINN also plans to spend approximately $75 million of plant and pipeline capital. The Company expects to fund its 2016 oil and natural gas capital program primarily from internally generated cash flow.
Key 2016 budget assumptions include:

•	Average annual production of 980 – 1,070 MMcfe/d

◦	56 percent natural gas;

◦	30 percent oil;

◦	14 percent NGL;

•	On a consolidated basis, natural gas production hedged approximately 100 percent, net of expected natural gas consumption related to operations in California; and

•	On a consolidated basis, oil production hedged approximately 80 percent.
The 2016 oil and natural gas capital budget remains focused on a well-diversified mix of development and optimization projects. LINN expects to spend approximately 38 percent of its oil and natural gas budget on the SCOOP/STACK play, 23 percent on optimization projects, 16 percent in the Williston Basin, 13 percent in California and 10 percent in the Green River Basin. The Company expects to spend 34 percent of its oil and natural gas capital budget on non-operated projects. LINN currently has an overall base decline rate of approximately 13 percent. The Company’s full-year 2016 production is expected to be approximately 14 percent lower than full-year 2015 production, which includes approximately 50 MMcfe/d of marginal well shut-ins.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Operations Update
At year-end, LINN was operating two drilling rigs with one rig drilling in California and a second rig drilling the first operated horizontal well in the Tuttle area of Oklahoma (SCOOP). The Company anticipates drilling 8-10 operated wells in addition to our participation in several non-operated wells in the Tuttle area during 2016 in an effort to further de-risk LINN’s approximate 35,000 net acre position. In addition, LINN drilled its first operated horizontal well in the Ruston area with initial production of approximately 22 MMcfe/d. Recompletion and optimization activities continue across several other business units with excellent performance results.
Given the low commodity price environment, the Company is implementing a strategy for marginal well shut-ins. LINN anticipates this marginal well shut-in program will impact 2016 production by approximately 50 MMcfe/d. The Company expects to have approximately 1,000 wells shut-in as a result of this strategy.
Liquidity Update
In February 2016, the Company borrowed approximately $919 million under LINN’s Sixth Amended and Restated Credit Agreement (“Credit Facility”), which represented the remaining undrawn amount that was available under the Credit Facility. The proceeds of the borrowed funds under the Credit Facility were deposited in an unencumbered account with a bank that is not a lender under either the LINN or Berry credit facility. Total borrowings, including outstanding letters of credit, under the Credit Facility are now $3.6 billion. The credit facility for Berry remains nearly fully utilized at approximately $900 million, including $250 million of restricted cash posted as collateral. As of February 2016, there was less than $1 million of available borrowing capacity under the credit facilities.
The maturity date for the LINN and Berry credit facilities, along with LINN’s outstanding $500 million term loan, is April 2019. LINN and Berry have unsecured senior note maturities ranging from 2019 through 2022. In addition, LINN has senior secured second lien notes (“Second Lien Notes”) with a maturity date of December 2020. The next borrowing base redetermination is scheduled for April 2016. The LINN Credit Facility, term loan and Second Lien Notes are each subject to springing maturity, based on the maturity of any junior lien debt.
As of the date of delivery of the going concern audit opinion described above, LINN is currently in default under the Credit Facility. If LINN is unable to obtain a waiver or other suitable relief from the lenders under the Credit Facility prior to the expiration of the 30-day grace period, an event of default will result, and the lenders can elect to accelerate all outstanding indebtedness under the Credit Facility, which would be immediately due and payable.  Acceleration of the indebtedness under the Credit Facility could, under certain circumstances, result in cross acceleration of the unsecured senior notes and certain of Berry’s indebtedness.  Additionally, the indenture governing the Second Lien Notes required LINN to deliver certain mortgages by February 18, 2016, subject to a 45-day grace period. LINN has elected to exercise its 45-day grace period and, as a result, LINN is currently in default under the Second Lien Notes.  If LINN does not deliver the mortgages within the 45-day grace period or is otherwise unable to obtain a waiver or other suitable relief from the holders of the Second Lien Notes prior to the expiration of the grace period, an event of default will result and if the trustee or noteholders holding at least 25 percent in the aggregate outstanding principal amount of the Second Lien Notes so elect would accelerate the Second Lien Notes causing them to be immediately due and payable. Further, the indentures governing certain of LINN’s and Berry’s senior notes required the respective companies to make interest payments on March 15, 2016, subject to a 30-day grace period. Each company has elected to exercise its respective 30-day grace period, and, as a result, both companies are currently in default under the indentures governing such senior notes. If the respective companies do not make the interest payments within the 30-day grace period or are otherwise unable to obtain a waiver or other suitable relief from the senior noteholders prior to the expiration of the grace period, an event of default will result and the noteholders could elect to accelerate such senior notes, causing them to be immediately due and payable, which may result in certain other cross defaults and cross accelerations.

Hedging Update
LINN has hedge agreements with respect to approximately 100 percent of the Company’s consolidated expected natural gas production through 2017 at average prices ranging from $4.48 to $5.00 per MMBtu. The Company does not currently hedge the portion of natural gas production used to economically offset natural gas consumption related to its heavy oil operations in California.
LINN has hedge agreements with respect to approximately 80 percent of the Company’s consolidated expected oil production in 2016 at an average price of approximately $90 per Bbl. Berry has no hedge agreements in place with respect to oil production.
LINN’s hedge book had an estimated net positive mark-to-market value of approximately $1.8 billion as of December 31, 2015.
Fourth Quarter 2015 Results
Production decreased 16 percent to 1,134 MMcfe/d for the fourth quarter 2015, compared to 1,358 MMcfe/d for the fourth quarter 2014. This decrease was primarily attributable to divestiture activities during the fourth quarter 2014 and reduced capital expenditures. Total revenues and other were approximately $647 million for the fourth quarter 2015, compared to $2.2 billion for the fourth quarter 2014, which includes losses related to non-cash changes in fair value of unsettled commodity derivatives of approximately $86 million and gains of approximately $1.2 billion, respectively.
Lease operating expenses for the fourth quarter 2015 were approximately $150 million, or $1.44 per Mcfe, compared to $235 million, or $1.88 per Mcfe, for the fourth quarter 2014. This 36 percent decrease was primarily due to cost savings initiatives, a decrease in steam costs and lower costs as a result of the properties sold during the fourth quarter 2014. Transportation expenses for the fourth quarter 2015 were approximately $55 million, or $0.53 per Mcfe, compared to $63 million, or $0.51 per Mcfe, for the fourth quarter 2014. This decrease was primarily due to properties sold during the fourth quarter of 2014. Taxes, other than income taxes, for the fourth quarter 2015 were approximately $24 million, or $0.23 per Mcfe, compared to $66 million, or $0.53 per Mcfe, for the fourth quarter 2014. This decrease was primarily due to lower ad valorem taxes attributable to the reduction in the overall valuation of wells based on pricing declines and final property assessments and lower severance taxes attributable to the decrease in commodity prices. General and administrative expenses for the fourth quarter 2015 were approximately $59 million, or $0.57 per Mcfe, compared to $72 million, or $0.57 per Mcfe, for the fourth quarter 2014, which includes approximately $7 million and $8 million, respectively, of non-cash unit-based compensation expenses. This 17 percent decrease was primarily due to lower acquisition related expenses and salaries and benefits related expenses, partially offset by higher expenses for professional services. Depreciation, depletion and amortization expenses for the fourth quarter 2015 were approximately $168 million, or $1.61 per Mcfe, compared to $241 million, or $1.93 per Mcfe, for the fourth quarter 2014.
For the fourth quarter 2015, the Company reported a net loss of approximately $2.5 billion, or $7.05 per unit, which includes non-cash impairment charges of approximately $3.0 billion, or $8.63 per unit, non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $83 million, or $0.24 per unit, and non-cash gains on extinguishment of debt of approximately $506 million, or $1.44 per unit. For the fourth quarter 2014, the Company reported a net loss of approximately $155 million, or $0.47 per unit, which includes non-cash impairment charges of approximately $1.7 billion, or $5.16 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $1.2 billion, or $3.70 per unit. The non-cash impairment charges for the fourth quarter 2015 were primarily due to lower commodity prices and the Company’s estimates of proved reserves. In the fourth quarter 2014, the non-cash impairment charges were due to a steep decline in commodity prices.
Full-Year 2015 Results
Production decreased two percent to 1,188 MMcfe/d for the year ended December 31, 2015, compared to 1,210 MMcfe/d for the year ended December 31, 2014. This decrease was primarily attributable to divestiture activities during 2014 and reduced capital expenditures. Total revenues and other were approximately $2.9 billion for the year ended December 31, 2015, compared to $5.0 billion for the year ended December 31, 2014, which includes losses related to non-cash changes in fair value of unsettled commodity derivatives of approximately $159 million and $1.0 billion, respectively.

Lease operating expenses for 2015 were approximately $618 million, or $1.42 per Mcfe, compared to $805 million, or $1.82 per Mcfe, for 2014. This 23 percent decrease was primarily due to cost savings initiatives, a decrease in steam costs and lower costs as a result of the properties sold during the fourth quarter 2014, partially offset by costs associated with properties acquired during the third quarter 2014. Transportation expenses for 2015 were approximately $220 million, or $0.51 per Mcfe, compared to $207 million, or $0.47 per Mcfe, for 2014. This increase was primarily due to higher transportation costs associated with properties acquired in 2014, partially offset by lower costs as a result of properties sold during the fourth quarter of 2014. Taxes, other than income taxes, for 2015 were approximately $182 million, or $0.42 per Mcfe, compared to $267 million, or $0.61 per Mcfe, for 2014. This decrease was primarily attributable to lower severance taxes attributable to the decrease in commodity prices. General and administrative expenses for 2015 were approximately $297 million, or $0.68 per Mcfe, compared to $293 million, or $0.66 per Mcfe, for 2014, which includes approximately $47 million and $45 million, respectively, of non-cash unit-based compensation expenses. This one percent increase was primarily due to higher advisory fees related to the alliance agreements, partially offset by lower acquisition expenses. Depreciation, depletion and amortization expenses for 2015 were approximately $806 million, or $1.86 per Mcfe, compared to $1.1 billion, or $2.43 per Mcfe, for 2014.
For the year ended December 31, 2015, the Company reported a net loss of approximately $4.8 billion, or $13.87 per unit, which includes non-cash impairment charges of approximately $5.8 billion, or $16.93 per unit, non-cash losses related to changes in fair value of unsettled commodity derivatives of approximately $154 million, or $0.45 per unit, non-cash gains on extinguishment of debt of approximately $719 million, or $2.09 per unit, and gains on sale of assets and other of approximately $197 million, or $0.57 per unit. For the year ended December 31, 2014, the Company reported a net loss of approximately $452 million, or $1.40 per unit, which includes non-cash impairment charges of approximately $2.3 billion, or $7.00 per unit, and non-cash gains related to changes in fair value of unsettled commodity derivatives of approximately $1.0 billion, or $3.13 per unit. The non-cash impairment charges for the year ended December 31, 2015, were primarily related to lower commodity prices, changes in expected capital development and a decline in the Company’s estimates of proved reserves. In 2014, the non-cash impairment charges include approximately $1.7 billion due to the steep decline in commodity prices during the fourth quarter of 2014 and approximately $603 million due to the divestiture of certain high valued unproved properties in the Midland Basin.
Supplemental information on the Company’s financial and operational results can be found under “Presentations” at www.linnenergy.com.
Reserves Update
As of December 31, 2015, the Company’s total proved reserves were estimated to be approximately 4.5 Tcfe, of which approximately 59 percent were natural gas, 26 percent were oil and 15 percent were NGL. All proved reserves were classified as proved developed, with a total standardized measure of discounted future net cash flows of approximately $3.0 billion. The Company’s estimated reserves at year-end 2015 were based on the average first-day-of-the-month oil and natural gas prices for each month, which were $50.16 per Bbl and $2.59 per MMBtu, compared to $95.27 per Bbl and $4.35 per MMBtu, respectively, for 2014.
The decrease in estimated proved reserves for the year ended December 31, 2015, includes approximately 2,379 Bcfe of negative revisions of previous estimates, primarily due to 1,776 Bcfe of negative revisions due to lower commodity prices, 349 Bcfe of negative revisions due to uncertainty regarding the Company’s future commitment to capital and 302 Bcfe of negative revisions due to the SEC five-year development limitation on PUDs, partially offset by 48 Bcfe of positive revisions due to asset performance.
As a result of the uncertainty regarding the Company’s commitment to capital, LINN reclassified all of its proved undeveloped reserves (“PUDs”) to unproved as of December 31, 2015.

Proved Reserves Table (Bcfe)

	Consolidated	LINN	Berry
Proved reserves at December 31, 2014	7,304	5,631	1,673
Revisions of previous estimates due to price	(1,776)	(1,347)	(429)
Revisions due to uncertainty regarding future commitment to capital	(349)	(259)	(90)
Revisions of previous estimates due to PUD SEC 5-year rule	(302)	(238)	(64)
Performance revisions	48	(11)	59
Sales of minerals in place	(50)	(50)	—
Extensions, discoveries and other additions	47	37	10
Production	(434)	(328)	(106)
Proved reserves at December 31, 2015	4,488	3,435	1,053

Standardized measure of discounted future net cash flows (in millions)(1)	$3,034	$2,039	$995

(1)	Based on the average first-day-of-the-month oil and natural gas prices for each month, which were $50.16 per Bbl and $2.59 per MMBtu.
Potential Tax Liabilities
Unitholders of LINE are required to pay taxes on their share of LINE’s taxable income, including their share of ordinary income and capital gain upon dispositions of properties by LINE or cancellation of debt, even if they do not receive any cash distributions from LINE. For example, LINE’s 2015 senior notes exchanges and repurchases of outstanding senior notes at prices lower than face amount resulted, and any similar transactions in the future will result, in cancellation of debt income that will be allocated to LINE unitholders.
LinnCo is a limited liability company that has elected to be treated as a corporation for United States federal income tax purposes. LinnCo’s federal taxable income is subject to a corporate level tax. A LinnCo shareholder is subject to income tax on taxable dividends received or on any gains from the holder’s sale of LinnCo shares. However, a LinnCo shareholder will not be required to include an allocated share of LinnCo’s income (including any cancellation of debt income), gains, losses, or deductions in computing the holder’s own taxable income.
Annual Report on Form 10‑K
LINN and LinnCo plan to file Annual Reports on Form 10-K for the year ended December 31, 2015, with the SEC on March 15, 2016.
Conference Call and Webcast
LINN will not be hosting an earnings conference call or webcast in connection with its fourth quarter and full-year 2015 results. Supplemental materials will be available in the Investor section of the company’s website at www.linnenergy.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about balance sheet management, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's production and capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, the significant amount of indebtedness under our credit facilities and senior notes, access to capital markets, availability of sufficient cash flow to execute our business plan, implementation of our expense reduction strategy, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, the ability to replace reserves and efficiently develop current reserves, the regulatory environment, and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. See “Risk Factors” in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors and Media

Clay Jeansonne, Vice President - Investor and Public Relations (281) 840-4193

Sarah Nordin, Public Relations and Media (713) 904-6605

Schedule 1

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands)

Net cash provided by operating activities	$214,688	$276,080	$1,249,457	$1,711,890
Distributions to unitholders	—	(240,813)	(323,878)	(962,048)
Excess of net cash provided by operating activities after distributions to unitholders	214,688	35,267	925,579	749,842
Discretionary adjustments considered by the Board of Directors:
Discretionary reductions for a portion of oil and natural gas development costs (1)	NM*	(217,442)	NM*	(823,562)
Development of oil and natural gas properties (2)	(76,444)	NM*	(450,286)	NM*
Cash settlements on canceled derivatives (3)	(4,679)	(12,281)	(4,679)	(12,281)
Cash recoveries of bankruptcy claim (4)	(1,355)	(3,726)	(4,232)	(6,639)
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (5)	—	12,335	(2,712)	91,890
Provision for legal matters (6)	—	—	(1,000)	1,598
Changes in operating assets and liabilities and other, net (7)	90,572	92,477	(94,365)	23,228
Excess of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including total development of oil and natural gas properties (8)	$222,782	NM*	$368,305	NM*
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors, including a portion of oil and natural gas development costs (8)	NM*	$(93,370)	NM*	$24,076

*	Not meaningful due to the 2015 change in presentation.

(1)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs. The Board of Directors establishes the discretionary reductions with the objective of replacing proved developed producing reserves, current production and cash flow, taking into consideration the Company’s overall commodity mix. Management evaluates all of these objectives as part of the decision-making process to determine the discretionary reductions for a portion of oil and natural gas development costs for the year, although every objective may not be met in each year. Furthermore, there may be certain years in which commodity prices and other economic conditions do not merit capital spending at a level sufficient to accomplish any of these objectives. The 2014 amounts were established by the Board of Directors at the end of the previous year, allocated across four quarters, and were intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year.

The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution, if and when resumed. However, the Company’s current total reserves do not include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

Schedule 1 - Continued

(2)
Represents total capital expenditures for the development of oil and natural gas properties as presented on an accrual basis. For 2015, the Company intends to fund its total oil and natural gas capital program, in addition to interest expense and distributions to unitholders, from net cash provided by operating activities; however, in October 2015, the Company’s Board of Directors approved the suspension of the Company’s distribution. Previously, the Company intended to fund only a portion of its oil and natural gas capital program, in addition to interest expense and distributions to unitholders, from net cash provided by operating activities.

(3)	Represent derivatives canceled prior to the contract settlement date.

(4)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

(5)
Represents adjustments to the purchase price of acquisitions and divestitures, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period. Beginning with the quarter ended June 30, 2015, the Board decided to no longer make this discretionary adjustment.

(6)	Represents reserves and settlements related to legal matters.

(7)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by (used in) operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period. This adjustment also includes accrued contractual interest on the Second Lien Notes of approximately $14 million for the three months and the year ended December 31, 2015.

(8)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess was retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall was funded with cash on hand and/or borrowings under the LINN Credit Facility. In a period where no distribution is paid, the Company will retain all excess of net operating cash flow for future operations, future capital expenditures, future debt service or other future obligations.

Any cash generated by Berry is currently being used by Berry to fund its activities. To the extent that Berry generates cash in excess of its needs and determines to distribute such amounts to LINN Energy, the indentures governing Berry’s senior notes limit the amount it may distribute to LINN Energy to the amount available under a “restricted payments basket,” and Berry may not distribute any such amounts unless it is permitted by the indentures to incur additional debt pursuant to the consolidated coverage ratio test set forth in the Berry indentures. Berry’s restricted payments basket was approximately $529 million at December 31, 2015, and may be increased in accordance with the terms of the Berry indentures by, among other things, 50% of Berry’s future net income, reductions in its indebtedness and restricted investments, and future capital contributions.